                             STOCKHOLDER AGREEMENT

    This Stockholder Agreement (the "AGREEMENT") made as of this 21st day of November, 1997, by and between CO-STEEL INC., a Canadian corporation ("BUYER"), and VON ROLL HOLDING AG, a Swiss corporation (formerly, Von Roll AG, "STOCKHOLDER").

    WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, CO-STEEL MERGER CORPORATION, a Delaware corporation and an indirect wholly-owned subsidiary of Buyer ("MERGER SUB"), and NEW JERSEY STEEL CORPORATION, a Delaware corporation (the "COMPANY"), are entering into a Tender Offer Agreement and Agreement and Plan of Merger dated the date hereof (the "TENDER AGREEMENT"), pursuant to which, among other things, Buyer is agreeing to make a tender offer (the "OFFER") for all of the outstanding shares of common stock, par value $.01 per share, of the Company (the "COMPANY COMMON STOCK") at $23.00 per share (or such higher price as may be paid in the Offer) and following the Offer, Merger Sub will be merged with and into the Company (the "MERGER");

    WHEREAS, as a result of the Offer and Merger, the Company will become an indirect wholly-owned subsidiary of Buyer, and the Company Common Stock not tendered to and purchased by Buyer in the Offer will be converted into the right to receive in cash the per share price paid in the Offer, subject to the terms and conditions of the Tender Agreement; and

    WHEREAS, Stockholder is the record and ultimate beneficial owner of an aggregate of 3,561,500 shares of Company Common Stock which it holds through its VON ROLL STEEL HOLDING AG subsidiary;

    NOW, THEREFORE, to induce Buyer to enter into the Tender Agreement and in consideration of the aforesaid and the mutual representations, warranties, covenants and agreements set forth herein and in the Tender Agreement, the parties hereto agree as follows:

    1. TENDER OF SHARES. Stockholder hereby agrees to validly tender (or cause to be validly tendered), and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer pursuant to Section 1.01 of the Tender Offer Agreement and Rule 14d-2 under the Exchange Act, all of the 3,561,500 shares of the Company owned by it (and any shares acquired by Stockholder in any capacity after the date hereof and prior to the termination of this Agreement by means of purchase, dividend, distribution or in any other way, collectively, the "SHARES"). Stockholder hereby acknowledges and agrees that Buyer's obligation to accept for payment and pay for the Shares in the Offer is subject to the terms and conditions of the Offer.

    2. SALE AND PURCHASE OTHER THAN PURSUANT TO OFFER In the event the Shares are not purchased by Buyer pursuant to the Offer because the Offer is terminated for any reason other than a failure of an Offer Condition (as defined in the Tender Agreement) other than condition (d) thereof, Stockholder hereby agrees to sell, transfer and convey the Shares to Buyer, and Buyer hereby agrees to purchase, acquire and accept the Shares from Stockholder, at a purchase price of $23.00 per share (the "PURCHASE PRICE"), all subject to the terms and conditions of this Agreement. In addition, at the time of the purchase and sale of the Shares pursuant to this Section 2, Buyer hereby agrees that it (i) will purchase from Stockholder the outstanding subordinated loans to the Company held by Stockholder made pursuant to that certain Credit Agreement dated June 6, 1996 between the Company and Stockholder, at the face amount thereof, plus all interest accrued but unpaid to the date of such purchase, (ii) will thereafter provide or cause to be provided to the Company on a timely basis substitute working capital financing and financing sufficient to repay in full the Company's obligations to PNC Bank under that certain Loan and Security Agreement dated June 6, 1996, if required by said lender and (iii) will provide, or cause the Company to provide, Tube City Inc. a substitute guarantee or otherwise act with Von Roll to effectuate the prompt release of Von Roll from its August 21, 1996 guarantee to Tube City, Inc. (the "TUBE CITY GUARANTEE") without further obligation or liability.

    3. DELIVERY AND PAYMENT. The closing of the sale, transfer and conveyance of the Shares and the subordinated obligations by Stockholder to Buyer pursuant to
Section 2. hereof (the "CLOSING") shall take place on the third business day following the satisfaction or waiver of the conditions set forth in

Sections 5 and 6 hereof at the offices of Wilentz, Goldman & Spitzer, 90 Woodbridge Center Drive, Woodbridge, NJ, or such other time or place as the parties hereto may agree. The time and date of the closing is referred to herein as the Closing Date. At the Closing, the following shall occur simultaneously:

    (a) Stockholder shall deliver to Buyer stock certificates evidencing the Shares, accompanied by stock powers duly endorsed by Stockholder in favor of Buyer as transferee, with all signatures properly guaranteed and an assignment, in form and substance reasonably satisfactory to Buyer, of the subordinated obligations. Stockholder shall execute and deliver to Buyer a certificate which states that all representations and warranties made by Stockholder in this Agreement are true, correct and complete in all material respects as of the Closing Date.

    (b) Buyer shall deliver to Stockholder, as full payment for the Shares and the subordinated obligations, by wire transfer in immediately available funds, the Purchase Price multiplied by the aggregate number of Shares (the "AGGREGATE PURCHASE PRICE") and a amount equal to the face amount of the subordinated obligations, plus all interest accrued but unpaid to the Closing Date. Notwithstanding the foregoing, Buyer shall deduct and withhold from the Aggregate Purchase Price a tax equal to the amount specified in Section 1445 of the Internal Revenue Code of 1986, as amended (the "CODE"), unless Stockholder delivers to buyer, at or prior to the Closing, a certificate of the Company in the form of Exhibit A attached hereto, executed by the President of the Company, or otherwise establishes to Buyer's satisfaction that no withholding is required pursuant to Section 1445 of the Code and the Treasury regulations promulgated thereunder.

    4. CONDITIONS PRECEDENT TO STOCKHOLDER'S OBLIGATION TO SELL PURSUANT TO
SECTION 2. Stockholder's obligation to sell the Shares and the subordinated obligations on the Closing Date is subject to the satisfaction of the following conditions, any or all of which, to the extent permitted by applicable law, may be waived in writing by Stockholder:

    (a) All representations and warranties of Buyer in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date;

    (b) No injunction or order prohibiting the consummation of the transactions contemplated by this Agreement shall be outstanding;

    (c) All waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR") shall have expired or been terminated;

    (d) a satisfactory remediation agreement shall have been entered into with the NJDEP, or the requirements of the New Jersey Industrial Site Recovery Act ("ISRA") shall have otherwise been satisfied; and

    (e) Buyer shall have performed and complied with all obligations under this Agreement that are to be performed or complied with by Buyer prior to or on the Closing Date.

    5. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO PURCHASE PURSUANT TO
SECTION 2. Buyer's obligation to purchase the Shares on the Closing Date is subject to the satisfaction of the following conditions, any or all of which, to the extent permitted by applicable law, may be waived in writing by Buyer:

    (a) All representations and warranties of Stockholder in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date;

    (b) Stockholder shall have performed and complied with all obligations under this Agreement that are to be performed or complied with by Stockholder prior to or on the Closing Date;

    (c) All waiting periods under the HSR shall have expired or been terminated;

    (d) a satisfactory remediation agreement shall have been entered into with the NJDEP, or the requirements of ISRA shall have otherwise been satisfied; and

    (e) Von Roll and the Company shall have terminated without further payment by, or liability of the Company for, any termination, severance or similar fees,
(I) the Management and Technical Services Agreement between them and (II) the employment by the Company of any Von Roll employees on an interim basis (including the Chief Financial Officer); and

    (f) The condition set forth in Section 8.01(b) of the Tender Agreement shall have been satisfied or, to the extent permitted by applicable law, waived.

    6. STOCKHOLDER'S REPRESENTATIONS AND WARRANTIES. In connection with a tender pursuant to Section 1 above or a sale pursuant to Section 2 above, Stockholder represents and warrants to Buyer as follows:

    (a) Stockholder is a corporation duly organized, validly existing and in good standing under the laws of Switzerland and has the corporate power and corporate authority to enter into a perform its obligations under this Agreement. Stockholder's execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of Stockholder enforceable against Stockholder in accordance with its terms. Except as set forth in Section
4.04 of the Tender Agreement, the Company has taken all steps necessary to approve and to irrevocably exempt the transactions contemplated by this Agreement from the provisions of Section 203 of the General Corporation Law of Delaware and any other applicable state takeover statute and from any applicable charter or contractual agreement, arrangement or understanding to which the Company is a party containing change of control, "antitakeover" or similar provisions.

    (b) The execution and delivery of this Agreement and the consummation of the sale of the Shares to Buyer on the Closing Date will not (i) violate any term or provision of the Certificate of Incorporation or By-laws of Stockholder or similar organizational documents; (ii) result in the breach of any term, condition or other provision of, or constitute a default under, any material agreement or instrument to which Stockholder is a party or by which it is bound; or (iii) violate or result in a breach of, or constitute a default under, any judgment, order, decree, law, rule, regulation or other restriction of any court, government or governmental agency to which Stockholder is subject other than violations, breaches or defaults which, individually, or in the aggregate, would not have a material adverse effect on the ability of Stockholder to perform its obligations hereunder, except that the transfer of the Shares hereunder will give PNC Bank the right to accelerate its portion of the Company Debt (as defined in the Tender Agreement).

    (c) Stockholder, or its subsidiary, Von Roll Steel Holdings AG, is the record and beneficial owner of, and has good and valid title to, the Shares, free and clear of all liens, encumbrances, claims, charges, assessments and limitations of every kind whatsoever (collectively, "Liens"). There are no outstanding warrants, subscriptions, rights, options, calls, commitments or other agreements to purchase or acquire any of the Shares. Neither Stockholder nor any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) holds either of record or beneficially any securities or capital stock of the Company or any of the Company's direct or indirect subsidiaries other than the Shares. On the Closing Date, Stockholder will sell, transfer and convey to Buyer good and valid title to the Shares, free and clear of all Liens.

    7. BUYER'S REPRESENTATIONS AND WARRANTIES. In connection with a purchase pursuant to Section 1 or 2 above, Buyer represents and warrants to Stockholder as follows:

    (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of Canada and has the corporate power and corporate authority to enter into and perform its obligations under the Offer and this Agreement. Buyer's execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms.

    (b) The execution and delivery of this Agreement and the consummation of the purchase of the Shares from Stockholder pursuant to the Offer or on the Closing Date will not (i) violate the Certificate of Incorporation or By-laws of Buyer;
(ii) result in the breach of any term, condition or other provision of, or constitute a default under, any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or (iii) violate or result in a breach of, or constitute a default under, any judgment, order, decree, law, rule, regulation or other restriction of any court, government or governmental agency to which Buyer is subject other than violations, breaches or defaults which, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer to perform its obligations hereunder.

    (c) Buyer is acquiring the Shares solely for its own account, for investment and not with a view to, or for resale in connection with, any distribution of the Shares or any part thereof in violation of applicable federal or state securities laws and Buyer agrees with Stockholder, and such agreement shall be for the benefit as well of the Company, that Buyer will not dispose of any of the Shares except in compliance with applicable Federal and state securities laws.

    8. VOTING AGREEMENT. At any meeting or consent solicitation of the Company's stockholders, or upon request of Buyer that it act alone without a meeting pursuant to the Delaware General Corporation Law, during the term of this Agreement, Stockholder shall vote, or express a consent with respect to, all of the Shares in favor of approval and adoption of the Tender Agreement and the transactions contemplated thereby, including, without limitation, the Merger, and against any competing Takeover Proposal (as defined in the Tender Agreement).

    9. HSR ACT. Each party hereto shall use its reasonable efforts to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR; provided that each party hereto shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.

    10. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, any fees and commissions, if any, payable to any person, including, without limitation, financial institutions, retained by such party. Stockholder agrees to pay all applicable transfer taxes in connection with Buyer's purchase of the Shares.

    11. EXCLUSIVE DEALING. Stockholder will not, directly or indirectly, through any director, officer, agent, partner, shareholder or otherwise solicit, initiate or encourage submission of offers or proposals from, or enter into any discussions, negotiations, agreements, arrangements or understandings with, any person in respect of the purchase or other acquisition, directly or indirectly, of all or a portion of any equity or other ownership interest in the Company or any merger, consolidation, business combination or equity investment (directly or indirectly) with the Company, or participate in any discussions or negotiations regarding or furnish or afford access to any other person to any information regarding, or otherwise cooperate in any manner with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person with respect to any of the foregoing. Nothing contained herein shall prohibit any designee of the Stockholder who is serving as a director from taking any such action solely in his capacity as a director of the Company to the extent permitted under Section 7.07(d) of the Tender Agreement.

    12. CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS. Stockholder shall keep confidential and shall cause its affiliates and instruct its and their officers, directors, employees and advisors to keep confidential and non-public information regarding the Company, its assets, business and operations, except as required by applicable law. Unless otherwise required by applicable law, Buyer and Stockholder shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation.

    13. INDEMNIFICATION.

    (a) Stockholder shall indemnify, defend and hold harmless Buyer, the Surviving Corporation (as defined in the Tender Agreement) and their respective officers, directors, employees, agents, affiliates, successors and assigns (collectively, the "BUYER GROUP"), from and after the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (collectively, "DAMAGES"), including, without limitations, interest, penalties and reasonable attorneys' fees and expenses, directly or indirectly made or asserted against, resulting to, imposed upon or incurred by the Buyer Group, or any of them, by reason of or resulting from (i) a breach of any representation or warranty of Stockholder contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach or (ii) non-fulfillment of any agreement or covenant of Stockholder contained in or made pursuant to this Agreement or any facts or circumstances constituting such non-fulfillment (collectively, "BUYER CLAIMS").

    (b) The obligations and liabilities of Stockholder with respect to Buyer Claims which arise or result from claims for Damages made by third parties ("THIRD-PARTY CLAIMS") shall be subject to the following terms and conditions:

    (i) The indemnified party will give the indemnifying party prompt notice of any such Third-Party Claim, setting forth therein in reasonable detail the basis for such Third-Party Claim, and the indemnifying party shall have the right to undertake the defense thereof by representatives chosen by it;

    (ii) If the indemnifying party, within a reasonable time after notice of any such Third-Party Claim, fails to defend the indemnified party against which such Third-Party Claim has been asserted, the indemnified party shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Third-Party claim on behalf of and for the account and risk of the indemnifying party subject to the right of the indemnifying party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof; and

    (iii) Any provision hereof to the contrary notwithstanding, (A) if there is a reasonable probability that a Third-Party Claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such Third-Party Claim; PROVIDED, HOWEVER, that if such Third-Party Claim is settled without the indemnifying party's consent, the indemnified party shall be deemed to have waived all rights hereunder against the indemnifying party for money damages arising out of such Third-Party Claim; and (B) the indemnifying part shall not, without the written consent of the indemnified party, settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect to such Third-Party Claim.

    14. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

    15. REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts promptly to take, or cause to be taken, all actions and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the satisfaction of all conditions and receipt of consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

    16. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior or contemporaneous written or verbal agreements, understandings and negotiations in connection herewith. This Agreement may be amended, modified, terminated or cancelled only by the written agreement of the parties hereto.

    17. NOTICE. Any notices or other communications required or permitted hereunder or otherwise in connection herewith shall be in writing and shall be deemed to have been duly given and received on the date of delivery if delivered in person or by overnight express delivery or when transmitted and confirmed by facsimile transmission, or three business days after dispatch by registered or certified mail, postage prepaid, addressed as follows (or at such other address for a party as shall be specified by like notice, which notice shall not be deemed to have been given until received by the addressee):

        (a) If to Stockholder:

           Von Roll Holding AG
           CH-4563 Gerlafingen
           Switzerland
           Attention: Mr. H. Georg Hahnloser
           Telecopy: 011-416-534-2208

           with a copy to:

           Jacobs Persinger & Parker
           77 Water Street
           New York, New York 10005
           Attention: Walter H. Beebe, Esq.
           Telecopy: 212-742-0938

        (b) If to Buyer:

           Co-Steel Inc.
           Scotia Plaza
           40 King Street West
           PO Box 130
           Toronto, Ontario
           Canada M5H 3Y2
           Attention: President
           Telecopy: 416 366 4616

           with copies to:

           Goodman Phillips & Vineberg
           250 Yonge Street
           Toronto, Ontario
           Canada M5B 2M6
           Attention: Lorie Waisberg, Esq.
           Telecopy: 416 979 1234

           Wilentz Goldman & Spitzer
           90 Woodbridge Center Drive
           Woodbridge, NJ 07095
           Attention: C. Kenneth Shank, Esq.
           Telecopy: 908 855 6117

    18. ASSIGNMENT. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party without the prior written consent of the other party, except that Buyer may assign this Agreement to a subsidiary or affiliate of Buyer.

    19. SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges that, in view of the uniqueness of the transactions contemplated hereby, Buyer would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agrees that Buyer shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which Buyer may be entitled at law or in equity.

    20. PARTIES IN INTEREST. No provision of this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    21. WAIVER. The application of any provision of this Agreement may be waived by any party entitled to the benefit thereof; PROVIDED, HOWEVER, that no delay or failure on the part of any party in exercising any right hereunder, and no waiver or partial or single exercise thereof, shall constitute a waiver of any other rights under this Agreement.

    22. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

    23. JURISDICTION; FORUM; SERVICE OF PROCESS.

    (a) Any legal suit, action or proceeding bought by Stockholder or Buyer, or any of their respective affiliates, arising out of or based upon this Agreement shall be instituted exclusively in any federal or state court in the State of New York, and each of Stockholder and Buyer (on its behalf and on behalf of such affiliates) waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

    (b) Stockholder has appointed Jacobs Persinger & Parker as its authorized agent (the "STOCKHOLDER'S AUTHORIZED AGENT") upon which process may be served in any action based on this Agreement which may be instituted in any federal or state court in the State of New York by Buyer and expressly accepts the jurisdiction of any court in respect of such action. Such appointment shall be irrevocable. Stockholder represents and warrants that Stockholder's Authorized Agent has agreed to act as said agent for service of process, and Stockholder agrees to take any and all action, including, without limitation, the filing of any and all documents and instruments, which may be necessary to continue such appointment in full force and effect. Service of process upon Stockholder's Authorized Agent and written notice of such service to Stockholder shall be deemed, in every respect, effective service of process upon Stockholder.

    (c) Buyer has appointed Goodman Phillips & Vineberg as its authorized agent (the "BUYER'S AUTHORIZED AGENT") upon which process may be served in any action based on this Agreement which may be instituted in any federal or state court in the State of New York by Stockholder and expressly accepts the jurisdiction of any court in respect of such action. Such appointment shall be irrevocable. Buyer represents and warrants that the Buyer's Authorized Agent has agreed to act as said agent for service of process, and Buyer agrees to take any and all action, including, without limitation, the filing of any and all documents and instruments, which may be necessary to continue such appointment in full force and effect. Service of process upon Buyer's Authorized Agent and written notice of such service to Buyer shall be deemed, in every respect, effective service of process upon Buyer.

    24. SEVERABILITY. In the event that any one or more of the provisions contained herein or any application thereof shall be deemed invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement or any application thereof shall not in any way be affected or impaired thereby, unless the invalidity, illegality or unenforceability of such provisions frustrates the purpose of the parties hereto.

    25. HEADINGS. The headings to the sections of this Agreement are for convenience only and in no way define, limit or describe the scope or intent of this Agreement or any party hereto, nor in any other way affect this Agreement or any part hereof.

    26. MISCELLANEOUS. Whenever the context shall require, the use of any gender shall include all genders, and the use of any singular shall include the plural, and vice versa.

    27. EXHIBITS. All exhibits attached to this Agreement are incorporated herein by this reference.

    28. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Agreement to be duly executed as of the day and year first above written.

                                CO-STEEL INC.

                                By:
                                     -----------------------------------------
                                     Name: Lew Hutchinson
                                     Title:  President

                                VON ROLL HOLDING AG

                                By:
                                     -----------------------------------------
                                     Name: H. Georg Hahnloser
                                     Title:  Chief Operating Officer

                                VON ROLL STEEL HOLDING AG

                                By:
                                     -----------------------------------------
                                     Name: Georg Hahnloser
                                     Title:  Chairman

                                                                       EXHIBIT A

STATE OF                     )
                             :          ss.:
COUNTY OF                    )

    Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), provides that a purchaser of a "U.S. real property interest", as defined in
Section 897 of the Code, from a foreign person may be required to withhold tax under certain circumstances.

    Pursuant to, and in compliance with the provisions of, Treasury Regulation
Section 1.897-2(h), the undersigned certifies the following to Co-Steel Inc. on behalf of New Jersey Steel Corporation:

1. The shares of stock of New Jersey Steel Corporation owned by Von Roll Holding AG do not constitute a "United States real property interest", as defined in Section 897 of the Code;

2. New Jersey Steel Corporation's U.S. employer identification number is 22-2137967;

3.  New Jersey Steel Corporation's office address is:
    North Crossman Road
    Sayreville, New Jersey 08872;

4.  Von Roll Holdings AG's office address is:
    CH-4563 Gerlafingen
    Switzerland

    Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of New Jersey Steel Corporation.

                                          --------------------------------------
                                          President

SWORN TO AND SUBSCRIBED
before me this   day
of            , 199  .

---------------------------------------------
Notary Public